Exhibit 99.1
9341 Courtland Drive, Rockford, MI 49351
Phone (616) 866-5500
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FOR IMMEDIATE RELEASE

WOLVERINE WORLDWIDE AFFIRMS
PRELIMINARY 2023 FINANCIAL RESULTS IN LINE WITH GUIDANCE

Expects net debt and inventory to be better than guidance

ROCKFORD, Mich. – January 8, 2024 – Wolverine World Wide, Inc. (NYSE: WWW) today, in advance of its presentation at the 2024 ICR Conference, provides an update on its preliminary, unaudited financial results for its fiscal year 2023, along with an update on its continuing transformation efforts.

“We’re executing the stabilization phase of our strategic transformation with tremendous pace, while redesigning Wolverine Worldwide for the future,” said Chris Hufnagel, President and Chief Executive Officer. “For the fourth quarter and full year, we expect to deliver financial results in line with our guidance – while achieving better-than-anticipated year-end debt and inventory levels. Importantly, the performance of our direct-to-consumer business met our expectations for the critical holiday period as well – led by Merrell, Saucony, Sweaty Betty and Wolverine. We enter the new year on increasingly firmer footing, and with a focus on furthering our efforts to transform the Company into a great builder of global brands, investing in product design and storytelling to fuel future growth, and ultimately, creating greater value for our shareholders.”

Fiscal year 2023 financial results:

The Company expects the following preliminary and unaudited financial results for its ongoing business as of December 30, 2023:

•Full year and fourth quarter reported revenue of approximately $2.24 billion and $527 million, respectively - in line with November guidance. Full year and fourth quarter revenue for its ongoing business of approximately $2.20 billion and $521 million, respectively - in line with November guidance;
•Full year and fourth quarter adjusted gross margin above 39% and 36%, respectively - in line with November guidance;
•Full year and fourth quarter adjusted pre-tax earnings in line with our expectations.

Also, as of December 30, 2023, the Company expects:

•Inventory of approximately $460 million compared to November guidance of $490 million; and
•Net debt of approximately $750 million compared to November guidance of approximately $850 million.

Key transformation updates:

In fiscal 2023, the Company executed asset monetization transactions generating nearly $250 million in cash, of which $91 million was received in the fourth quarter of 2023. These actions, listed below, have simplified the business and enabled debt paydown.

•On December 28, 2023, the Company finalized the sale of its Kentucky distribution center, generating $23 million of cash in the fourth quarter of 2023. Saucony and Sperry brands will continue to operate out of this facility under a lease agreement;

•Other previously announced asset monetization transactions in 2023 generated approximately $227 million in proceeds, including Keds, Hush Puppies intellectual property in China, Wolverine Leathers, and the new operating model for Merrell and Saucony in Greater China;

•The Company’s progress on pursuing strategic alternatives for the Sperry brand remains on track.

ICR Conference

The Company will provide additional details about these preliminary, unaudited results when it presents at the 2024 ICR Conference being held at the Grande Lakes Orlando Resort on Monday, January 8, 2024 at 10:00 AM ET. The presentation will be webcast live and available for replay at the investor relations section of the Company’s website www.wolverineworldwide.com.

This release does not present all necessary information for an understanding of the Company’s full year and fourth quarter fiscal 2023 results and the Company’s financial condition as of December 30, 2023. The expected results described in this release are preliminary and unaudited estimates based on information available to management as of the date of this release and are subject to change upon completion of the Company’s standard year-end closing procedures. As the Company completes its year-end financial close process and finalizes its financial statements, it will be required to make significant judgments, which may result in changes to these preliminary and unaudited estimates. Any changes to the expected results described in this release may be material.

The Company noted that it expects to report final, audited results for the fourth quarter and fiscal 2023 year and provide its financial outlook and strategic priorities for fiscal 2024 in February 2024, and does not intend to update the financial information set forth above before releasing the final, audited results.

Non-GAAP Information

Measures referred to in this release as “adjusted” financial results and the financial results of the "ongoing business" are non-GAAP measures. Adjusted financial results exclude environmental and other related costs net of recoveries, impairment of long-lived assets, reorganization costs, debt modification costs, gain on the sale of businesses, trademarks and intangible assets, Sperry® store closure costs, costs associated with divestitures. The financial results of the ongoing business exclude financial results from the Keds business, Wolverine Leathers business and reflect an adjustment for the transition of our Hush Puppies North America business to a licensing model in the second half of 2023.

The Company believes these non-GAAP measures provide useful information to both management and investors because they increase the comparability of current period results to prior period results by adjusting for certain items that may not be indicative of core operating results and enable better identification of trends in our business. The adjusted financial results are used by management to, and allow investors to, evaluate the operating performance of the Company on a comparable basis. Management does not, nor should investors, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company has provided a reconciliation of the non-GAAP revenue financial measure to the directly comparable GAAP financial measure at the end of the release. The Company is not providing a reconciliation of its forward-looking full year and fourth quarter, fiscal 2023 non-GAAP preliminary expected results with respect to adjusted gross margin and adjusted pretax earnings because it does not currently have sufficient information to accurately estimate all of the variables and individual adjustments for such reconciliation. As such, the Company cannot, without unreasonable effort, estimate on a forward-looking basis the impact these variables and individual adjustments will have on its reported results. The Company has provided fiscal 2023 expected adjusted pre-tax earnings as the final tax provision is not compete.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements, including preliminary, unaudited estimates of results for the full year and fourth quarter of fiscal 2023 as well as statements regarding the Company’s plans to publicly announce more detailed results for the full year and fourth quarter of fiscal 2023, the Company's strategic transformation, including the expected benefits of the divestiture of non-core assets such as an enhanced ability to invest in the Company’s brands, estimated debt pay-down and inventory as of year end, and the strategic process for the Sperry brand. In addition, words such as “estimates,” “anticipates,” “believes,” “forecasts,” “step,” “plans,” “predicts,” “focused,” “projects,” “outlook,” “is likely,” “expects,” “intends,” “should,” “will,” “confident,” variations of such words, and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions (“Risk Factors”) that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Risk Factors include, among others: the risk that the Company will be able to successfully implement its growth and profit improvement strategies; changes in general economic conditions, employment rates, business conditions, interest rates, tax policies, inflationary pressures and other factors affecting consumer spending in the markets and regions in which the Company’s products are sold; the inability for any reason to effectively compete in global footwear, apparel and consumer-direct markets; the inability to maintain positive brand images and anticipate, understand and respond to changing footwear and apparel trends and consumer preferences; the inability to effectively manage inventory levels; increases or changes in duties, tariffs, quotas or applicable assessments in countries of import and export; foreign currency exchange rate fluctuations; currency restrictions; supply chain or other capacity constraints, production disruptions, quality issues, price increases or other risks associated with foreign sourcing; the cost and availability of raw materials, inventories, services and labor for contract manufacturers; the effects of the COVID-19 pandemic and other health crises and containment efforts on the Company’s business, operations, financial results and liquidity, including the duration and magnitude of such effects; labor disruptions; changes in relationships with, including the loss of, significant wholesale customers; risks related to the significant investment in, and performance of, the Company’s consumer-direct operations; risks related to expansion into new markets and complementary product categories; the impact of seasonality and unpredictable weather conditions; effects of changes in general economic conditions and/or the credit markets on the Company’s distributors, suppliers and retailers; increases in the Company’s effective tax rates; failure of licensees or distributors to meet planned annual sales goals or to make timely payments to the Company; the risks of doing business in developing countries, and politically or economically volatile areas; the ability to secure and protect owned intellectual property or use licensed intellectual property; the impact of regulation, regulatory and legal proceedings and legal compliance risks, including compliance with federal, state and local laws and regulations relating to the protection of the environment, environmental remediation and other related costs, and litigation or other legal proceedings relating to the protection of the environment or environmental effects on human health; the potential breach of the Company’s databases or other systems, or those of its vendors, which contain certain personal information, payment card data or proprietary information, due to cyberattack or other similar events; problems affecting the Company’s supply chain or distribution system, including service interruptions at shipping and receiving ports; strategic actions, including new initiatives and ventures, acquisitions and dispositions, and the Company’s success in integrating acquired businesses, and implementing new initiatives and ventures; the risk of impairment to goodwill and other intangibles; changes in future pension funding requirements and pension expenses; and additional factors discussed in the Company’s reports filed with the Securities and Exchange Commission and exhibits thereto. The foregoing Risk Factors, as well as other existing Risk Factors and new Risk Factors that emerge from time to time, may cause actual results to differ materially from those contained in any forward-looking statements. Given these or other risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements.

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The following table contain information regarding the non-GAAP financial measures used by the Company in the presentation of its financial results:

WOLVERINE WORLD WIDE, INC.

Q4 AND FULL-YEAR 2023 RECONCILIATION TABLE

RECONCILIATION OF REPORTED REVENUE
TO ADJUSTED REVENUE*
(Unaudited)
(In millions)

	GAAP Basis	Divestiture(1)	As Adjusted

Revenue - Fiscal 2023 Q4	$527	$6	$521

Revenue - Fiscal 2023	$2,243	$43	$2,200
(1)2023 adjustments reflect the Wolverine Leathers and Keds business results included in the consolidated condensed statement of operations.

*To supplement the financial information presented in accordance with Generally Accepted Accounting Principles ("GAAP"), the Company describes what certain financial measures would have been if the financial results exclude financial results from the Keds business and Wolverine Leathers business. The Company believes the non-GAAP measure provide useful information to both management and investors by increasing comparability to the prior period by adjusting for certain items that may not be indicative of the Company's core ongoing operating business results and to better identify trends in the Company's ongoing business. The adjusted financial results are used by management to, and allow investors to, evaluate the operating performance of the Company on a comparable basis.

Management does not, nor should investors, consider such non-GAAP financial measures in isolation from, or as a substitution for, financial information prepared in accordance with GAAP.  A reconciliation of all non-GAAP measures included in this press release, to the most directly comparable GAAP measures are found in the financial tables above.